Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AIR BROOK AIRPORT EXPRESS, INC.

1.	The name of the corporation is:	Air Brook Airport Express, Inc.

2.	The Certificate of Incorporation of the corporation is hereby amended as follows:

The name of the corporation shall be changed to SportsQuest, Inc.

3.	This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 20th day of August, 2007.

/s/ R. Thomas Kidd

Print Name:	R. Thomas Kidd
Title:	Chief Executive Officer